CREDIT AGREEMENT

                            dated as of July 30, 1998

                                     between

                             WOODHEAD CANADA LIMITED

                                       and

                          HARRIS TRUST AND SAVINGS BANK

PREAMBLE....................................................................................... 1

                                    SECTION 1

COMMITMENT OF THE BANK; TYPES OF LOANS;  BORROWING, CONTINUATION AND CONVERSION PROCEDURES......1

         1.1      Commitment....................................................................1
         1.2      Various Types of Loans........................................................1
         1.3      Borrowing Procedures..........................................................1
         1.4      Conversion and Continuation Procedures........................................2
         1.5      Warranty......................................................................3
         1.6  Conditions........................................................................3

                                    SECTION 2

NOTE EVIDENCING LOANS...........................................................................3

                                    SECTION 3

INTEREST........................................................................................4

         3.1      Interest Rates................................................................4
         3.2      Interest Payment Dates........................................................4
         3.3      Computation of Interest.......................................................4

                                    SECTION 4

FEES............................................................................................4

         4.1      Commitment Fee................................................................4

                                    SECTION 5

REDUCTION OR TERMINATION OF THE COMMITMENT; VOLUNTARY
  PREPAYMENTS...................................................................................5

         5.1      Reduction or Termination of the Commitment...................................
         5.2      Prepayments...................................................................5

                                    SECTION 6

MAKING OF PAYMENTS; SETOFF......................................................................6

                                       i

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         6.1      Making of Payments............................................................6
         6.2      Application of Certain Payments...............................................6
         6.3      Due Date Extension............................................................6
         6.4      Setoff........................................................................6

                                    SECTION 7

   INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS..........................................6
         7.1      Increased Costs...............................................................6
         7.2      Basis for Determining Interest Rate
                    Inadequate or Unfair........................................................8
         7.3      Changes in Law Rendering Certain Loans
                    Unlawful....................................................................8
         7.4      Funding Losses................................................................9
         7.5  Right of Bank to Fund through Other Offices.......................................9
         7.6  Discretion of Bank as to Manner of Funding........................................9

         7.7  Conclusiveness of Statements; Survival of
                    Provisions..................................................................9

                                    SECTION 8

   WARRANTIES .................................................................................10
         8.1      Organization, etc............................................................10
         8.2      Authorization; No Conflict...................................................10
         8.3      Validity and Binding Nature..................................................10
         8.4      Representations and Warranties of the Parent.................................10
         8.5      Litigation and Contingent Liabilities........................................10
         8.6      Investment Company Act.......................................................11
         8.7      Regulation U.................................................................11
         8.8      Public Utility Holding Company Act...........................................11
         8.9      Information..................................................................11

                                    SECTION 9

   COVENANTS...................................................................................11

         9.1      Reports, Certificates and Other Information..................................11
                  9.1.1  Notice of Default and Litigation......................................11
                  9.1.2  Other Information.....................................................12
          9.2     Use of Proceeds..............................................................12
          9.3     Other Agreements.............................................................12

                                   SECTION 10

                                       ii


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   CONDITIONS OF LENDING.......................................................................12
         10.1     Initial Loan.................................................................12
                  10.1.1  Note.................................................................12
                  10.1.2  Parent Guaranty......................................................12
                  10.1.3  Sister Guaranty......................................................12
                  10.1.4  Resolutions..........................................................12
                  10.1.5  Consents, etc........................................................13
                  10.1.6  Incumbency and Signatures............................................13
                  10.1.7  Opinion of U.S. Counsel for the Company
                              and the Guarantors...............................................13

                  10.1.8  Opinion of Canadian Counsel for the Company..........................13
                  10.1.9  Other................................................................13
         10.2  All Loans.......................................................................13
                  10.2.1  No Default...........................................................13
                  10.2.2  Confirmatory Certificate.............................................13

                                   SECTION 11

   EVENTS OF DEFAULT AND THEIR EFFECT..........................................................14

         11.1     Events of Default............................................................14
                  11.1.1  Non-Payment of Note, etc.............................................14
                  11.1.2  Invalidity of Guaranty, etc..........................................14
                  11.1.3  Warranties...........................................................14
                  11.1.4  Bankruptcy, Insolvency, etc..........................................14
                  11.1.5  Non-Compliance with This Agreement...................................15
                  11.1.6  Default under Parent Credit Agreement................................15
         11.2     Effect of Event of Default...................................................15

                                   SECTION 12

   CERTAIN DEFINITIONS.........................................................................15

                                   SECTION 13

   GENERAL.....................................................................................19

         13.1  Waiver; Amendments..............................................................19
         13.2  Notices.........................................................................19
         13.3  Costs, Expenses and Taxes.......................................................19
         13.4  Subsidiary References...........................................................20
         13.5  Captions........................................................................20
         13.6  Indemnification.................................................................20
         13.7  Governing Law...................................................................21

                                      iii

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         13.8  Counterparts....................................................................21
         13.9  Successors and Assigns..........................................................21
         13.10  Waiver of Jury Trial...........................................................21
         13.11 FORUM SELECTION AND CONSENT TO JURISDICTION.....................................22

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                                LIST OF EXHIBITS


         EXHIBIT A    Form of Note (Section 2)
         EXHIBIT B    Form of Parent Guaranty (Section 10.1.2)
         EXHIBIT C    Form of Sister Guaranty (Section 10.1.3)
         EXHIBIT D    Form of Opinion of U.S. counsel to the
                      Company and the Guarantors (Section 10.1.7)
         EXHIBIT E    Form of Opinion of Canadian counsel to the Company
                      (Section 10.1.8)

                                       v

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                                CREDIT AGREEMENT

                            Dated as of July 30, 1998

         This CREDIT AGREEMENT dated as of July 30, 1998 (this "Agreement") is between WOODHEAD CANADA LIMITED (the "Company") and HARRIS TRUST AND SAVINGS
BANK (the "Bank"). Certain terms are used in this Agreement as hereinafter defined.

                              W I T N E S S E T H:

         WHEREAS, the Company has requested the Bank to extend certain loans to the Company from time to time; and

         WHEREAS, the Bank is willing to extend such loans on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1 COMMITMENT OF THE BANK; TYPES OF LOANS; BORROWING,
                   CONTINUATION AND CONVERSION PROCEDURES

         SECTION 1.1 COMMITMENT. Subject to the terms and conditions of this Agreement, the Bank agrees to make loans to the Company on a revolving basis (collectively the "Loans" and each individually a "Loan") from time to time before the Termination Date in such amounts as the Company may from time to time request; PROVIDED that the aggregate principal amount of all Loans shall not at any time exceed $35,000,000 (less any reduction to the amount of the Commitment made pursuant to SECTION 5.1).

         SECTION 1.2. Each Loan shall be a Domestic Rate Loan, a LIBOR Loan or an Offered Rate Loan as the Company shall specify in the related notice of borrowing, Continuation or Conversion pursuant to SECTION 1.3 or 1.4. The Bank shall have no obligation, however, to quote Offered Rates or to make or continue, or to Convert any Loan into, an Offered Rate Loan, even after the Company has requested an Offered Rate Loan in a notice of borrowing, Continuation or Conversion pursuant to SECTION 1.3 or 1.4. Domestic Rate Loans,
LIBOR Loans and Offered Rate Loans may be outstanding at the same time, it being understood, however, that in the case of LIBOR Loans, not more than three different Interest Periods shall be outstanding at any time for all LIBOR Loans.

         SECTION 1.3 BORROWING PROCEDURES. The Company shall give written or telephonic notice to the Bank of each proposed borrowing (i) prior to 11:00 A.M.
(Chicago time) three


Business Days prior to the requested date of such borrowing, in the case of LIBOR Loans and (ii) prior to 11:00 A.M. (Chicago time) on the requested date of such borrowing, in the case of Offered Rate Loans and Domestic Rate Loans), specifying:

                  (A) the amount of the such borrowing, which shall be a minimum amount of $1,000,000 in the case of LIBOR Loans, a minimum amount of $500,000 in the case of Offered Rate Loans, and a minimum amount of $100,000 in the case of Domestic Rate Loans; PROVIDED that if such requested borrowing is to be a Domestic Rate Loan and the unused amount of the Commitment is less than $100,000, the amount of such borrowing may be in an amount equal to the unused amount of the Commitment;

                  (B) the requested borrowing date, which shall be a Business
         Day;

                  (C) the Type of Loans comprising such borrowing; and

                  (D) in the case of LIBOR Loans and Offered Rate Loans, the duration of the initial Interest Period therefor.

         SECTION 1.4 CONVERSION AND CONTINUATION PROCEDURES.(a) Subject to the provisions of SECTION 1.2, the Company may:

                           (i) elect to Convert, on any Business Day, any
                  Domestic Rate Loan (or any part thereof in a minimum amount of $1,000,000 in the case of the Conversion into a LIBOR Loan and $500,000 in the case of the Conversion into an Offered Rate
                  Loan) into a LIBOR Loan or an Offered Rate Loan;

                           (ii) elect to Convert, on the last day of the
                  applicable Interest Period, any LIBOR Loan (or any part thereof in a minimum amount of $100,000 in the case of the Conversion into a Domestic Rate Loan and $500,000 in the case of the Conversion into an Offered Rate Loan) into a Domestic Rate Loan or an Offered Rate Loan (provided that no conversion of a part of a LIBOR Loan to a Domestic Rate Loan or an Offered Rate Loan shall be permitted if the remaining LIBOR Loan would be less than $1,000,000); or

                           (iii) elect to Convert, on the last day of the
                  applicable Interest Period, any Offered Rate Loan (or any part thereof in a minimum amount of $100,000 in the case of the Conversion into a Domestic Rate Loan and $1,000,000 in the case of the Conversion into a LIBOR Loan) into a Domestic Rate Loan or a LIBOR Loan (provided that no conversion of a part of an Offered Rate Loan to a Domestic Rate Loan or a LIBOR Loan shall be permitted if the remaining Offered Rate Loan would be less than $500,000);

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                           (iv) elect to Continue, as of the last day of the
                  applicable Interest Period, any LIBOR Loan having an Interest Period expiring on such day (or any part thereof in a minimum amount of $1,000,000); and

                           (v) elect to Continue, as of the last day of the
                  applicable Interest Period, any Offered Rate Loan having an Interest Period expiring on such day (or any part thereof in a minimum amount of $500,000).

                  (b) The Company shall give written or telephonic notice to the Bank not later than (i) 11:00 A.M. (Chicago time) at least three Business Days in advance of the proposed date of such Conversion or Continuation, if the Loans are to be Converted into or Continued as LIBOR Loans and (ii) not later than 11:00 A.M. (Chicago time) on the proposed date of such Conversion or Continuation, if the Loans are to be Converted into Domestic Rate Loans or Converted into or Continued as Offered Rate Loans, specifying:

                  (A)  the proposed date of such Conversion or Continuation;

                  (B) the aggregate principal amount of Loans to be Converted or Continued;

                  (C) the Type of Loans resulting from the proposed Conversion or Continuation; and

                  (D) in the case of Conversions into or Continuations of LIBOR Loans or Offered Rate Loans, the duration of the requested Interest Period.

                  (c) If the Company fails to give timely notice pursuant to CLAUSE (B) above of the continuation of a LIBOR Loan or an Offered Rate Loan or the Bank declines to continue any Offered Rate Loan for a new Interest Period, such LIBOR Loan or Offered Rate Loan shall automatically Convert to a Domestic Rate Loan on the last day of the Interest Period therefor.

                  SECTION 1.5 WARRANTY. Each notice of borrowing,
Continuation and/or of Conversion pursuant to SECTION 1.3 or 1.4 shall automatically constitute a warranty by the Company to the Bank to the effect that on the date of such requested borrowing, Continuation or Conversion, as the case may be, (a) the warranties of the Company contained in SECTION 8 of this Agreement shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

         SECTION 1.6 CONDITIONS. Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any Loan or to Convert into or permit the Continuation at the end of the applicable Interest Period of any LIBOR Loan if an Event of Default or Unmatured Event of Default exists or would result therefrom.

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         SECTION 2 NOTE EVIDENCEING LOANS. The Loans shall be evidenced by a promissory note (the "Note") substantially in the form set forth in EXHIBIT A, with appropriate insertions, dated the Effective Date (or such earlier date as shall be satisfactory to the Bank), payable to the order of the Bank in the principal amount of the Commitment (or, if less, in the aggregate unpaid principal amount of the Loans). The Bank shall record in its records, or at its option on the schedule attached to the Note, the date and amount of each Loan, each repayment, Continuation or Conversion thereof and, in the case of each LIBOR Loan and Offered Rate Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under the Note to repay the principal amount of the Loans together with all interest accruing thereon.

         SECTION 3  INTEREST.

         . The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full, as follows:

                  (a) at all times while such Loan is a Domestic Rate Loan, at a rate per annum equal to the Domestic Rate from time to time in effect;

                  (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the Adjusted LIBOR applicable to each Interest Period for such Loan plus the applicable percentage set forth in
         SCHEDULE 3.1; and

                  (c) at all times while such Loan is an Offered Rate Loan, at a rate per annum equal to the Offered Rate applicable to each Interest Period for such Loan;



PROVIDED that at any time an Event of Default exists under SECTION 11.1.1, the interest rate applicable to each Loan shall be increased by 3%.

         SECTION 3.2 INTEREST PAYMENT DATES. Accrued interest on each Domestic Rate Loan shall be payable on the last day of each calendar quarter and at maturity, commencing with the first of such dates to occur after the date hereof. Accrued interest on each LIBOR Loan and each Offered Rate Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of each LIBOR Loan and Offered Rate Loan with an Interest Period in excess of three months, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

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         SECTION 3.3 COMPUTATION OF INTEREST. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Domestic Rate Loan shall change simultaneously with each change in the Domestic Rate.

         SECTION 4 FEES. The Company agrees to pay to the Bank a commitment fee, for the period from and including the Effective Date to the Termination Date, in an amount equal to the commitment fee rate (determined as set forth on SCHEDULE 3.1) per annum on the daily average of the amount by which the amount of the Commitment exceeds the outstanding principal amount of the Loans. Such commitment fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such commitment fee shall not have been theretofore paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

         SECTION 5  REDUCTION OR TERMINATION OF THE COMMITMENT;
                            VOLUNTARY PREPAYMENTS.

         SECTION 5.1 REDUCTION OR TERMINATION OF THE COMMITMENT. (a) The Company may from time to time on at least three Business Days' prior written notice received by the Bank permanently reduce the amount of the Commitment to an amount not less than the aggregate unpaid principal amount of the Loans then outstanding. Any such reduction shall be in an aggregate amount of at least $25,000. The Company may at any time on like notice terminate the Commitment upon payment in full of the Loans and all other obligations of the Company hereunder.

         (b) During the period from July 30, 1998 to October 30, 1998, the Commitment shall be reduced concurrently with the receipt by the Parent or any Subsidiary of the Parent of any net cash proceeds from any long-term debt financing; PROVIDED that the Commitment shall not be reduced to less than $10,000,000 pursuant to this SECTION 5.1(B).

         (c) On October 30, 1998, the Commitment shall be reduced by an amount equal to the excess (if any) of the Commitment over $10,000,000.

         SECTION 5.2 PREPAYMENTS. (a) The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in an amount not less than $25,000) the Domestic Rate Loans at any time upon notice to the Bank prior to 11:00 a.m. (Chicago time) on the date of prepayment.

         (b) The Company may prepay any LIBOR Loan or Offered Rate Loan without premium or penalty in whole or in part (but if in part, then in an amount not less than $1,000,000 in the case of LIBOR Loans and $500,000 in the case of Offered Rate Loans), but only on the last day of the then applicable Interest Period, upon notice to the Bank not later than 11:00 A.M. (Chicago time) three Business Days prior to the date of such prepayment (which notice shall be irrevocable once given and shall specify the principal amount to be repaid); PROVIDED that the outstanding principal amount of any LIBOR Loan or Offered Rate Loan prepaid in part shall not be less than $1,000,000 in the case of LIBOR Loans and $500,000 in the case of Offered Rate Loans after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

         (c) On each date on which the Commitment is reduced pursuant to SECTION 5.1(B) or (C), the Company shall make a prepayment of the Loans in the amount (if any) by which the aggregate principal amount of the Loans exceeds the Commitment as so reduced.


         SECTION 6  MAKING OF PAYMENTS; SETOFF.

         SECTION 6.1 MAKING OF PAYMENTS. All payments of principal, interest, fees and all other amounts payable hereunder shall be made to the Bank at its principal office in Chicago, Illinois no later than 11:00 a.m. (Chicago time) on the date any such payment is due and payable. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank).

         SECTION 6.2 APPLICATION OF CERTAIN PAYMENTS. Unless the Company otherwise directs, principal payments shall be first applied to the Domestic Rate Loans until payment in full thereof, then to Offered Rate Loans in the order in which their Interest Periods expire, with any balance applied to LIBOR Loans in the order in which their Interest Periods expire.

         SECTION 6.3 DUE DATE EXTENSION. If any payment hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a LIBOR Loan or an Offered Rate Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of such extension.

         SECTION 6.4 SETOFF. The Company agrees that the Bank has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time (i) any payment or other amount owing by the Company under this Agreement is then due to the Bank or
(ii) any Event of Default, or any event which might mature into an Event of Default described in SECTION 11.1.4, exists, the Bank may apply to the payment of such payment or other amount (or, in the case of CLAUSE (II) above, any obligation of the Company hereunder, whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Bank.

         SECTION 7 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS


         SECTION 7.1 INCREASED COSTS. (a) If (i) Regulation D or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

                  (A) shall subject the Bank (or any lending office of the Bank) to any tax, duty or other charge with respect to LIBOR Loans, the Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on LIBOR Loans or any other amounts due under this Agreement in respect of LIBOR Loans or its obligation to make LIBOR Loans (except for changes in the rate of tax on the overall net income of the Bank or its lending office imposed by the jurisdiction in which the Bank's principal executive office or lending office is located); or

                  (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to SECTION 3), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or any lending office of the Bank); or

                  (C) shall impose on the Bank (or its lending office) any other condition affecting LIBOR Loans, the Note or its obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on) the Bank (or any lending office of the Bank) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by the Bank (or its lending office) under this Agreement or under the Note with respect thereto, then within 10 days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction.

         (b) If the Bank shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its lending office) or any Person controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's or such controlling Person's capital as a consequence of the Bank's obligations hereunder (including, without limitation, the Commitment) to a level below that which the Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material, then from time to time, within 10 days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank or such controlling Person for such reduction.

         SECTION 7.2 BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. If with respect to any Interest Period deposits in Dollars (in the applicable amount) are not being offered to the Bank in the interbank eurodollar market for such Interest Period, or the Bank otherwise determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Adjusted LIBOR; THEN the Bank shall promptly notify the Company thereof and, so long as such circumstances shall continue, (i) the Bank shall be under no obligation to make, Continue or Convert into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically Convert to a Domestic Rate Loan.

         SECTION 7.3 CHANGES IN LAW RENDERING CERTAIN LOANS UNLAWFUL. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Bank raise a substantial question as to whether it is) unlawful for the Bank to make, maintain or fund LIBOR Loans, then the Bank shall promptly notify the Company and, so long as such circumstances shall continue, (a) the Bank shall have no obligation to make, Continue or Convert into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan (or, in any event, if the Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically Convert to a Domestic Rate Loan.

         SECTION 7.4 FUNDING LOSSES. The Company hereby agrees that upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify the Bank against any net loss or expense which the Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain any LIBOR
Loan), as reasonably determined by the Bank, as a result of (a) any payment, prepayment, Continuation or Conversion of any LIBOR Loan on a date other than the last day of an Interest Period for such Loan (including, without limitation, any Conversion pursuant to SECTION 7.3) or (b) any failure of the Company to borrow, Continue or Convert any Loan on a date specified therefor in a notice of borrowing, Continuation or Conversion pursuant to this Agreement. For this purpose, all notices to the Bank pursuant to this Agreement shall be deemed to be irrevocable.

         SECTION 7.5 RIGHT OF BANK TO FUND THROUGH OTHER OFFICES. The Bank may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or affiliate of the Bank to make such Loan, PROVIDED that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Bank and the obligation of the Company to repay such Loan shall nevertheless be to the Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

         SECTION 7.6 DISCRETION OF BANK AS TO MANER OF FUNDING. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Adjusted LIBOR for such Interest Period.

         SECTION 7.7 CONCLUSIVENESS OF STATEMENTS: SURVIVAL OF PROVISIONS. Determinations and statements of the Bank pursuant to SECTION 7.1, 7.2,
7.3 or 7.4 shall be conclusive absent demonstrable error. The Bank may use reasonable averaging and attribution methods in determining compensation under SECTIONS 7.1 and 7.4, and the provisions of such Sections shall survive termination of this Agreement.

         SECTION 8  WARRANTIES.

         To induce the Bank to enter into this Agreement and to make Loans hereunder, the Company warrants to the Bank that:

         SECTION 8.1 ORGANIZATION, ETC. The Company is a corporation duly existing and in good standing under the laws of the province of Nova Scotia, Canada; and the Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required and the failure to so qualify would materially and adversely affect the Company's financial condition, operations, or business prospects.

         SECTION 8.2 AUTHORIZATION; NO CONFLICT. The execution and delivery of this Agreement and the Note, the borrowings hereunder, and the performance by the Company of its obligations under this Agreement and the Note are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Company or any Subsidiary or of any agreement binding upon the Company.

         SECTION 8.3 VALIDITY AND BINDING NATURE. This Agreement is, and the Note when duly executed and delivered will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right of creditors and the availability of equitable remedies.

         SECTION 8.4 REPRESENTATIONS AND WARRANTIES OF THE PARENT. The representations and warranties of the Parent contained in Section 6 of the Parent Credit Agreement are true and correct, except to the extent the same expressly relate to an earlier date.

         SECTION 8.5 LITIGATION AND CONTINGENT LIABILITIES. No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or, to the best of the Company's knowledge, threatened against the Company or any Subsidiary which would, if adversely determined, materially and adversely affect (i) the financial condition or continued operations of the Company and its Subsidiaries or (ii) the ability of the Company to perform its obligations hereunder or under the Note, EXCEPT as set forth (including estimates of the dollar amounts involved) in a schedule heretofore furnished by the Company to the Bank. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities.

         SECTION 8.6 INVESTMENT COMPANY ACT. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" with the meaning of the Investment Company Act of 1940, as amended.

         SECTION 8.7 REGULATION U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit, and will not use the proceeds of any of the Loans, for the purpose of purchasing or carrying Margin Stock.

         SECTION 8.8 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding
Company Act of 1935, as amended.

         SECTION 8.9 INFORMATION. All information heretofore or contemporaneously herewith furnished by the Company to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of the Company to the Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

         SECTION 9  COVENANTS.

         Until the expiration or termination of the Commitment and thereafter until all obligations of the Company hereunder and under the Note are paid in full, the Company agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

         SECTION 9.1 REPORTS, CERTIFICATES AND OTHER INFORMATION. Furnish to the Bank:

         SECTION 9.1.1 NOTICE OF DEFAULT AND LITIGATION. Forthwith upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary affected with respect thereto: (i) the occurrence of an Event of Default or an Unmatured Event of Default, or (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which is material to the Company and its Subsidiaries on a consolidated basis.

         SECTION 9.1.2 OTHER INFORMATION. From time to time such other information concerning the Company and its Subsidiaries as the Bank may reasonably request.

         SECTION 9.2 USE OF PROCEEDS. Not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

         SECTION 9.3 OTHER AGREEMENTS. Not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

         SECTION 10 CONDITIONS OF LENDING.

         The obligation of the Bank to make its Loans is subject to the following conditions precedent:

         SECTION 10.1 INITIAL LOAN. The obligation of the Bank to make its initial Loan is, in addition to the conditions precedent specified in
SECTION 10.2, subject to the condition precedent that the Bank shall have received all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Bank), in form and substance satisfactory to the Bank (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is called the "Effective Date").

         SECTION 10.1.1 NOTE The Note

         SECTION 10.1.2 PARENT GUARANTY. A Guaranty signed by the Parent, substantially in the form of EXHIBIT B (as amended or otherwise modified from time to time, the "Parent Guaranty").

         SECTION 10.1.3 SISTER GUARANTY. A Guaranty signed by each U.S. Subsidiary of the Parent, substantially in the form of EXHIBIT C (as amended or otherwise modified from time to time, the "Sister Guaranty").

         SECTION 10.1.4. RESOLUTIONS. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Note, and the other documents to be executed by the Company pursuant to this Agreement; and certified copies of resolutions of the Board of Directors of each Guarantor authorizing or ratifying the execution, delivery and performance by such Guarantor of the Parent Guaranty or the Sister Guaranty, as applicable, and the other documents to be executed by such Guarantor pursuant to this Agreement.

         SECTION 10.1.5 CONSENTS, ETC. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) with respect to this Agreement, the Note, the Parent Guaranty, the Sister Guaranty and the other documents to be executed by the Company or any Guarantor pursuant to this Agreement.

         SECTION 10.1.6 INCUMBENCY AND SIGNATURES. A certificate of the Secretary or an Assistant Secretary of the Company and each Guarantor certifying the names of the officer or officers of such entity authorized to sign this Agreement, the Note, the Parent Guaranty, the Sister Guaranty and the other documents provided for in this Agreement, as applicable, together with a sample of the true signature of each such officer (it being understood that the Bank may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

         SECTION 10.1.7 OPINION OF U.S. COUNSEL FOR THE COMPANY AND THE GUARANTORS. The opinion of Robert J. Tortorello, counsel to the Company and the Guarantors, substantially in form set forth in EXHIBIT D.

         SECTION 10.1.8 OPINION OF CANADIAN COUNSEL FOR THE COMPANY. The opinion of Stewart McKelvey Stirling Scales, Canadian counsel to the Company, substantially in form set forth in EXHIBIT E.

         SECTION 10.1.9 OTHER. Such other documents as the Bank may reasonably request.

         SECTION 10.2 ALL LOANS. The obligation of the Bank to make the initial Loan and each subsequent Loan is subject to the conditions precedent that:

         SECTION 10.2.1 NO DEFAULT. (a) No Event of Default, or Unmatured Event of Default, has occurred and is continuing or will result from the making of such Loan and (b) the warranties of the Company contained in SECTION 8 are true and correct as of the date of such requested Loan, with the same effect as though made on such date.

         SECTION 10.2.2 CONFIRMATORY CERTIFICATE. The Bank shall have received a certificate dated the date of such requested Loan and signed by a duly authorized representative of the Company as to the matters set out in
SECTION 10.2.1 (it being understood with respect to each Loan that the request by the Company for the making of such Loan shall be deemed to constitute a certificate as to the matters set out in SECTION 10.2.1), together with such other documents as the Bank may reasonably request in support thereof, including, without limitation, in the case of each Loan other than the initial Loan, duly executed and updated copies or other confirmations of the continuing effectiveness of any or all of the documents (except the Note) provided for in SECTION 10.1.

         SECTION 11  EVENTS OF DEFAULT AND THEIR EFFECT.

         SECTION 11.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

         SECTION 11.1.1 NON-PAYMENT OF NOTE, ETC. Default, and continuance thereof for 10 days, in the payment when due of any principal of or interest on the Note or any fees payable by the Company hereunder.

         SECTION 11.1.2 INVALIDITY OF GUARANTY, ETC. The Parent Guaranty or the Sister Guaranty shall cease to be in full force and effect with respect to any Guarantor, any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Parent Guaranty or the Sister Guaranty, or any Guarantor (or any Person by, through or on behalf of any Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Parent Guaranty or the Sister Guaranty with respect to such Guarantor.

         SECTION 11.1.3 WARRANTIES. Any warranty made by the Company herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company or any Guarantor to the Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

         SECTION 11.1.4 BANKRUPTCY, INSOLVENCY, ETC. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors;
or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary or remains for 30 days undismissed; or the Company or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

         SECTION 11.1.5 NON-COMPLIANCE WITH THIS AGREEMENT. (a) Failure by the Company to comply with the provisions of SECTION 9.2 of this Agreement or (b) failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of

Default under any other provision of this SECTION 11) and continuance of such failure for 30 days after notice thereof to the Company from the Bank or other holder of the Note.

         SECTION 11.1.6 DEFAULT UNDER PARENT CREDIT AGREEMENT. A "Default", as defined in the Parent Credit Agreement, shall occur and be continuing.

         SECTION 11.2 EFFECT OF EVENT OF DEFAULT. If any Event of Default described in SECTION 11.1.4 shall occur, the Commitment (if it has not theretofore terminated) shall immediately terminate and the Note and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Bank may declare the Commitment (if it has not theretofore terminated) to be terminated and/or declare the Note and all other obligations hereunder to be due and payable, whereupon the Commitment (if it has not theretofore terminated) shall immediately terminate and/or the Note and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Bank shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.

         SECTION 12 CERTAIN DEFINITIONS. When used herein the following terms shall have the following meaning (such definitions to be applicable to both the singular and plural forms of such terms):

         ADJUSTED LIBOR means a rate per annum determined pursuant to the following formula:

                           Adjusted LIBOR = LIBOR
                                            ----------------------
                                             100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirements by the FRB, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Loans shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to the nearest (1/100th of 1%) at which deposits in Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Loan scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) for deposits in Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 (London, England time) on the date two Business Days before the commencement of such Interest Period. "Telerate, Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

         AGREEMENT - see PREAMBLE.

         BANK - see PREAMBLE.

         BUSINESS DAY means a day (other than a Saturday or Sunday) on which the Bank is open for business in Chicago, Illinois for the conduct of substantially all of its commercial lending activities and, when used with respect to LIBOR Loans, a day on which the Bank is also dealing in Dollar deposits in London, England and Nassau, Bahamas.

         COMMITMENT means the commitment of the Bank to make Loans pursuant to
SECTION 1.1.

         COMPANY - see PREAMBLE.

         CONTINUE, CONTINUATION AND CONTINUED refer to a continuation of Loans pursuant to SECTION 1.4.

         CONVERT, CONVERSION AND CONVERTED refer to a conversion of Loans pursuant to SECTION 1.4, 7.2 or 7.3.

         DOLLAR and the sign "$" means lawful money of the United States of America.

         DOMESTIC RATE means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (y) 3/8 of 1% (0.375%).

         DOMESTIC RATE LOAN means any Loan which bears interest at or by reference to the Domestic Rate.

         EFFECTIVE DATE - see SECTION 10.1.

         EVENT OF DEFAULT means any event described in SECTION 11.1.

         FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

         GUARANTORS means the Parent and each of its U.S. Subsidiaries.

         HAZARDOUS MATERIAL means: (a) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. '9601(14) as amended by the Superfund Amendments and Reauthorization Act, and including the judicial interpretation thereof; (b) any "pollutant or contaminant" as defined in 42 U.S.C.A. '9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (d) any petroleum, including crude oil and any fraction thereof; (e) natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel;
(f) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (g) any asbestos, polychlorinated biphyenyl (PCB), or isomer or dioxin; and (h) any other substance, regardless of physical form, that is regulated under any past, present or future federal, state or local government statute, rule or regulation.

         INTEREST PERIOD means, with respect to (a) any LIBOR Loan, the period commencing on the date such LIBOR Loan is made, or Converted into or Continued as a LIBOR Rate Loan, and ending one, two, three, six, nine or twelve months thereafter as selected by the Company in its notice as provided herein and (b) any Offered Rate Loan, the period commencing on the date such Offered Rate Loan is made, or Converted into or Continued as an Offered Rate Loan, and ending 7 to 180 days thereafter as selected by the Company in its notice as provided herein; PROVIDED that:

                  (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) if an Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the subsequent month in which an Interest Period is to end, such Interest Period shall end on the last Business Day of such subsequent month; and

                  (iii) no Interest Period may extend beyond the Termination
Date.

         LIBOR LOAN means any Loan which bears interest at a rate determined by reference to Adjusted LIBOR.

         LOAN - see SECTION 1.1.

         MARGIN STOCK means any "margin stock" as defined in Regulation U of the FRB.

         NOTE - see SECTION 2.

         OFFERED RATE means the rate per annum quoted to the Company by the Bank for the applicable Interest Period.

         OFFERED RATE LOAN means any Loan which bears interest at or by reference to the Offered Rate.

         PARENT means Woodhead Industries, Inc., a Delaware corporation.

         PARENT CREDIT AGREEMENT means the Credit Agreement dated as of October 29, 1993 between the Parent and the Bank, as amended or otherwise modified from time to time.

         PARENT GUARANTY - see SECTION 10.1.2.

         PERSON means any natural person, corporation, limited liability company, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         REGULATION D means Regulation D of the FRB.

         SISTER GUARANTY - see SECTION 10.1.3.


         SUBSIDIARY means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

         TERMINATION DATE means the earlier to occur of February 28, 2001 or such other date on which the Commitment shall terminate pursuant to SECTION 5.1 or SECTION 11.

         TYPE OF LOAN means either a LIBOR Loan or a Domestic Rate Loan. UNMATURED EVENT OF DEFAULT means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

         SECTION 13  GENERAL.

         SECTION 13.1 WAIVER, AMENDMENTS. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank.

         SECTION 13.2 NOTICES. Except as otherwise provided in SECTIONS 1.3 and 1.4, all notices hereunder shall be in writing (including, without limitation, facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other party hereto, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received. For purposes of SECTIONS 1.3 and 1.4, the Bank shall be entitled to rely on telephonic instructions from any person that the Bank in good faith believes is an authorized representative of the Company, and the Company shall hold the Bank harmless from any loss, cost or expense resulting from such reliance.

         SECTION 13.3 COSTS, EXPENSES AND TAXES. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including the fees and charges of counsel for the Bank and of local counsel, if any, who may be retained by said counsel), in connection with the negotiation, execution, delivery and administration of this Agreement, the Note, the Parent Guaranty, the Sister Guaranty and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith, and all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and charges) incurred by the Bank in connection with the enforcement of this Agreement, the Note, the Parent Guaranty, the Sister Guaranty or any such other document. In addition, the Company agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution and delivery of this Agreement, the Parent Guaranty, the Sister Guaranty, the borrowings hereunder, the issuance of the Note or the execution and delivery of any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this SECTION 13.5 shall survive repayment of the Loans, cancellation of the Note and any termination of this Agreement.

         SECTION 13.4 SUBSIDIARY REFERENCES. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

         SECTION 13.5 CAPTIONS. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         SECTION 13.6 INDEMNIFICATION.

         (a) In consideration of the execution and delivery of this Agreement by the Bank and the agreement to extend the Commitment, the Company hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees and agents of the Bank (collectively the "Bank Parties" and individually each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and charges (collectively the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or (ii) the execution, delivery, performance or enforcement of this Agreement or any other document executed in connection herewith by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of any such Bank Party's bad faith, gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement.

         (b) Without limiting CLAUSE (A) above, the Company agrees to reimburse each Bank Party against any and all losses, claims, damages, penalties, judgments, liabilities and expenses (including reasonable attorneys' and charges and consultant's fees) which any Bank Party may pay, incur or become subject to arising out of or relating to the use, handling, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Material at any real property owned, operated or leased by the Company, except to the extent caused by the acts or omissions of any Bank Party.

         (c) All obligations provided for in this SECTION 13.6 shall survive any termination of this Agreement.

         SECTION 13.7 GOVERNING LAW. This Agreement and the Note shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Bank expressed herein or in the Note shall be in addition to and not in limitation of those provided by applicable law.

         SECTION 13.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

         SECTION 13.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank.

         SECTION 13.10 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE, AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION
OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         SECTION 13.11 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

Delivered at Chicago, Illinois, as of the day and year first above written.


                                            WOODHEAD CANADA LIMITED


                                            By:
                                               ------------------------
                                            Title:
                                                   --------------------

                                            Address:
                                                    -------------------

                                                    -------------------

                                            Facsimile No.:
                                                          -------------
                                            Number for confirmation
                                            of facsimiles:
                                                          -------------
                                            Attention:
                                                      -----------------

                                                      -----------------


                                            HARRIS TRUST AND SAVINGS BANK

                                            By:
                                               ------------------------
                                             Title:
                                                   --------------------

                                            Address: 111 West Monroe Street
                                                     Chicago, Illinois  60603

                                            Facsimile No.:  (312) 461-2591

                                            Number for confirmation
                                            of facsimiles:  (312) 461-3134

                                            Attention:   Adam Balbach

                                  SCHEDULE 3.1

         The percentage to be added to Adjusted LIBOR pursuant to Section 3.1 (the "LIBOR Spread") and the commitment fee rate shall be determined based upon the applicable Debt to EBITDA Ratio (as defined in the Parent Credit Agreement) set forth below:


Debt to EBITDA Ratio                   LIBOR Spread        Commitment Fee Rate
-------------------------------- ----------------------- ----------------------

Less than or equal to 1.5 to 1            .250%                .100%
-------------------------------- ----------------------- ----------------------

Greater than 1.5 to 1                     .375%                .150%
-------------------------------- ----------------------- ----------------------

         The LIBOR Spread and the commitment fee rate shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 90 days) after the end of each fiscal quarter based on the Debt to EBITDA Ratio as of the last day of such fiscal quarter; if the Parent fails to deliver the financial statements required by Section 8.5 of the Parent Credit Agreement by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, the LIBOR Spread and the commitment fee rate shall be .375% and .150%, respectively, until such financial statements are delivered.

                                      NOTE


$35,000,000                                                       July 30, 1998
                                                              Chicago, Illinois

         On or before the Termination Date (as defined in the Credit Agreement referred to below), the undersigned, for value received, promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the "Bank"), at its principal office in Chicago, Illinois, THIRTY FIVE MILLION DOLLARS ($35,000,000) or, if less, the aggregate unpaid amount of all Loans made by the payee to the undersigned pursuant to the Credit Agreement referred to below (as shown in the records of the payee or, at the payee's option, on the schedule attached hereto and any continuation thereof).

         The undersigned further promises to pay interest on the unpaid principal amount of each Loan evidenced hereby from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

         This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement dated as of July 30, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement") between the undersigned and the Bank, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or may have its due date accelerated. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

         In addition to and not in limitation of the foregoing and the provisions of the Credit Agreement, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

         This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

                                                  WOODHEAD CANADA LIMITED


                                                  By:
                                                     -------------------------
  Title:
        -----------------------




                                      A-2